Exhibit 97.1

CPI CARD GROUP INC.

AMENDED AND RESTATED CLAWBACK POLICY

Introduction

The board of directors (the “Board”) of CPI Card Group Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for- performance compensation philosophy. The Clawback Policy was first adopted on August 30, 2016 and subsequently amended and restated on October 9, 2023 (the “Amendment Date”). The Clawback Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Administration

This Policy shall be administered by the compensation committee of the Board (the “Compensation Committee”). Any determinations and decisions made by the Compensation Committee shall be final, conclusive and binding on all affected individuals. The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. This Policy shall be interpreted to comply with the requirements of U.S. Securities and Exchange Commission (“SEC”) rules and Nasdaq Stock Market (“Nasdaq”) listing standards implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and, to the extent this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Covered Executives

This Policy applies to the Company’s current and former “executive officers” within the meaning of Rule 10D-1 under the Exchange Act (each, a “Covered Executive” and, collectively, the “Covered Executives”). For the avoidance of doubt, Covered Executives include all persons designated by the Board as Section 16 reporting officers.

Incentive-Based Compensation

For purposes of this Policy, Incentive-Based Compensation means any compensation (including cash and equity) which is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure (“Incentive-Based Compensation”). Financial reporting measures are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures derived wholly or in part from such financial information, whether or not presented within the

Company’s financial statements or included in a filing with the SEC, including stock price and total shareholder return (“TSR”). For the avoidance of doubt, Incentive-Based Compensation does not include compensation that is granted, vests or is earned based solely upon the occurrence of non-financial events, such as base salary, equity awards with time-based vesting, or a bonus awarded solely at the discretion of the Board or Compensation Committee and not based on the attainment of any financial measure.

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the Compensation Committee will review all awards or payments of any form of Incentive-Based Compensation received by Covered Executives within the three-year period immediately preceding the date on which the Company is required to prepare the restatement, as determined in accordance with the last sentence of this paragraph, or any transition period that results from a change in the Company’s fiscal year (as set forth in Section 5608(b)(i)(D) of the Nasdaq listing standards). If the Compensation Committee determines that any such awards or payments were based on erroneous data and would have been lower had they been calculated based on the restated results, the Compensation Committee shall, as promptly as reasonably possible, recover, for the benefit of the Company, the difference between the amounts received (calculated without regard to any taxes paid or withheld) and the amounts that would have been received based on the restated results, as determined by the Compensation Committee. The date on which the Company is required to prepare a Financial Restatement is the earlier to occur of (A) the date the Board or a Board committee (or authorized officers of the Company if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare a Financial Restatement.

For Incentive-Based Compensation based on stock price or TSR, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the Compensation Committee shall determine the amount to be recovered based on a reasonable estimate of the effect of the Financial Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received and the Company shall document the determination of that estimate and provide it to Nasdaq.

Incentive-Based Compensation is considered to have been received by a Covered Executive in the fiscal year during which the applicable financial reporting measure was attained or purportedly attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

Method of Recoupment

The Compensation Committee will determine, in its sole discretion, subject to applicable law, the method for recouping awards and payments hereunder, and the form and timing of any repayments, which may include, without limitation, (i) repayment by the affected Covered Executive, or (ii) an adjustment to the payout of a future incentive. Covered Executives shall be solely responsible for any tax consequences to them that result from the recoupment or recovery of any amount pursuant to this Policy, and the Company shall have no obligation to administer the Policy in a manner that avoids or minimizes any such tax consequences.

Exceptions

The compensation recouped under this Policy shall not include Incentive-Based Compensation received by a Covered Executive (i) prior to beginning service as a Covered Executive or (ii) if he or she did not serve as a Covered Executive at any time during the performance period applicable to the Incentive-Based Compensation in question. The Compensation Committee (or a majority of independent directors serving on the Board) may determine not to seek recovery from a Covered Executive in whole or part to the extent it determines in its sole discretion that such recovery would be impracticable because (A) the direct expense paid to a third party to assist in enforcing recovery would exceed the recoverable amount (after having made a reasonable attempt to recover the erroneously awarded Incentive-Based Compensation and providing corresponding documentation of such attempt to Nasdaq), (B) recovery would violate the home country law that was adopted prior to November 28, 2022, as determined by an opinion of counsel licensed in the applicable jurisdiction that is acceptable to and provided to Nasdaq, or (C) recovery would likely cause the Company’s 401(k) plan or any other tax-qualified retirement plan to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

No Indemnification

The Company shall not indemnify any Covered Executives or pay or reimburse the premium for any insurance policy to cover any loss of any incorrectly awarded or paid Incentive-Based Compensation or any claims relating to the Company’s enforcement of rights under this Policy.

No-Fault Recovery

Recoupment under this Policy shall be required regardless of whether the Covered Executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

Effective Date

This Policy, as amended and restated, shall be considered effective as of October 2, 2023 and shall apply to all awards or payments of any form of Incentive-Based Compensation that was received by a Covered Executive on or after that date.

Amendment; Termination

The Board or Compensation Committee may amend this Policy from time to time in its discretion.

Other Recoupment Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board or the Compensation Committee or their authorized delegates may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Amendment Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company with respect to any Covered Executive subject to this Policy, whether arising under applicable law (including pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), regulation or pursuant to the terms of any other policy of the Company, employment agreement, equity award, cash incentive award or other agreement applicable to a Covered Executive. Notwithstanding the foregoing, there shall be no duplication of recovery of the same Incentive-Based Compensation under this Policy and any other such rights or remedies.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Approved and Ratified by the Compensation Committee: October 9, 2023